Exhibit 99.1

APA Enterprises, Inc. Reports Significant Improvements in Continuing Operations; Quarterly Net Profit

MINNEAPOLIS, MN--(MARKET WIRE)—December 17, 2007 -- As reported earlier, APA Enterprises Inc. (Nasdaq: APAT) changed its fiscal year, resulting in a transition period that ended September 30, 2007. Consolidated revenues for the transition period increased 3% to $10,297,000 from $9,963,000 reported for the comparable six month period in 2006. Gross profit increased 11% over the previous period. Net loss was $1,290,000 in comparison to a loss of $512,000 for the comparable period in 2006. The increase in net loss was primarily due to the costs associated with the discontinuation of the Optronics business unit announced in June, 2007. Minus one-time charges associated primarily with severance costs, net income from continuing operations was $21,000 for the 2007 period.

Quarterly Performance

Revenue for the quarter ended September 30, 2007 was $5,389,000 in comparison to $4,891,000 for the similar period in 2006, an increase of 9.5%. Gross profit was $1,768,000 in comparison to $1,477,000 for the earlier period, an increase of 20%. Net income was $119,500 in comparison to a loss of $400,000.

Comments on Operations

"The opportunity to focus APA Enterprises on the operation of our APA Cables & Networks business unit has allowed the company to significantly improve the financial results of our organization,” commented Cheri Beranek Podzimek, president and CEO of APA Enterprises. "The Company continues to experience success in expanding the reach of our sales and marketing efforts and remains committed to delivering superior connectivity solutions to broadband service providers and the original equipment manufacturing marketplace.”

Forward-looking statements contained herein are made pursuant to the safe harbor provisions of the Private Litigation Reform Act of 1995. These statements are based upon the Company's current expectations and judgments about future developments in the Company's business. Certain important factors could have a material impact on the Company's performance, including, without limitation, delays in or increased costs of production, delays in or lower than anticipated sales of the Company's new products, the Company's ability to sell such products at a profitable price, the Company's ability to fund operations, and other factors discussed from time to time in the Company's filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements. The Company undertakes no obligation to update such statements to reflect actual events.

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APA Enterprises/page two

FINANCIAL RESULTS

APA Enterprises, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

	September 30,	March 31,
	2007	2007
Assets:
Cash and cash equivalents	$3,304,645	$1,266,176
Available for sale securities	2,825,000	5,450,000
Accounts receivable, net	2,418,651	1,697,811
Inventories	1,595,282	1,312,681
Property, plant and equipment, net	1,773,739	1,656,011
Other assets	3,424,251	3,015,832
Assets of discontinued operations	-	1,324,047

Total assets	$15,341,568	$15,722,558

Liabilities:
Current liabilities	$2,309,727	$2,010,726
Long-term liabilities	408,437	235,348
Liabilities of discontinued operations	410,717	-

Shareholders’ equity:
Common stock	118,723	118,723
Additional-paid-in-capital	52,037,207	52,018,729
Accumulated deficit	(39,943,243)	(38,660,968)
Total shareholders’ equity	12,212,687	13,476,484

Total liabilities and shareholders’ equity	$15,341,568	$15,722,558

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APA Enterprises/page three

FINANCIAL RESULTS (Continued)

APA Enterprises, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended		Six Months Ended
	September 30		September 30
	2007	2006	2007	2006

REVENUES	$5,389,634	$4,891,085	$10,296,680	$9,963,271

COST OF REVENUES	3,622,122	3,414,021	7,079,023	7,053,745

GROSS PROFIT	1,767,512	1,477,064	3,217,657	2,909,526

OPERATING EXPENSES
Selling, general and administrative	1,707,111	1,468,112	3,684,694	2,954,363
Gain on disposal of assets (net)	(13,079)	(1,129)	(13,079)	2,162
	1,694,032	1,466,983	3,671,615	2,956,525

INCOME (LOSS) FROM OPERATIONS	73,480	10,081	(453,958)	(46,999)

OTHER INCOME, net	77,863	89,054	129,979	187,811

EARNINGS(LOSS) BEFORE INCOME TAXES	151,343	99,135	(323,979)	140,812

INCOME TAXES	27,270	24,270	51,640	43,250

NET INCOME (LOSS) FROM CONTINUING OPERATIONS	$124,073	$74,865	$(375,619)	$97,562

LOSS FROM DISCONTINUED OPERATIONS	(4,573)	(475,298)	(914,820)	(610,013)

NET INCOME (LOSS)	$119,500	$(400,433)	$(1,290,439)	$(512,451)

NET INCOME (LOSS) PER SHARE:
Continuing operations	$0.01	$(0.01)	$(0.03)	$0.01
Discontinued operations	$(0.00)	$(0.04)	$(0.08)	$(0.05)
Basic and diluted	$0.01	$(0.03)	$(0.11)	$(0.04)

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic and diluted	11,872,331	11,872,331	11,872,331	11,872,331

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APA Enterprises/page three

FINANCIAL RESULTS (Continued)

APA Enterprises, Inc., designs, manufactures and markets a variety of fiber optic and copper components to the data communication and telecommunication industries. Additional information about APA Enterprises is available at http://www.apaenterprises.com.

APA Enterprises, Inc. Contact Information:

Cheri Beranek Podzimek
Chief Executive Officer
Investor-Relations@apaenterprises.com
763-476-46866

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